Exhibit 99.2
News Release
For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 720-772-0877
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com
Revelyst Partners with Strategic Value Partners to Accelerate Growth
SVP’s Acquisition of Vista Outdoor’s Revelyst Segment for $1.125 Billion Expected to Bring New Opportunities through Significant Investment and Expanded Resources
Contingent Upon Close of Vista Outdoor's Transaction with CSG, Which is Pending Stockholder Approval
ANOKA, Minn. and GREENWICH, Conn. – October 4, 2024 – Revelyst, a collective of world-class maker brands that design and manufacture performance gear and precision technologies and a segment of Vista Outdoor Inc. (NYSE: VSTO), and Strategic Value Partners, LLC, (together with its affiliates, “SVP” or the “firm”), a global alternative investment firm with approximately $19 billion of assets under management, today announced that they have entered into an agreement under which SVP-managed funds will acquire Revelyst in an all-cash transaction based on an enterprise value of $1.125 billion. The transaction is expected to close by January 2025, subject to the completion of the $2.225 billion CSG Transaction (separate press release), as well as the receipt of necessary regulatory approvals and other customary closing conditions.
Revelyst’s world-renowned, category-defining maker brands are known for their meticulous craftsmanship and steadfast obsession with creating products and technologies that support consumers in a wide range of pursuits. The company’s purpose is to harness this collective expertise and cross-collaboration to pursue new innovations that redefine what is humanly possible in the outdoors. Revelyst’s power brands include Foresight Sports, Bushnell Golf, Fox, Bell, Giro, CamelBak, Bushnell and Simms Fishing.
After consolidating its real estate footprint in the past year, Revelyst operates three platforms: Revelyst Adventure Sports in Irvine, Calif.; Revelyst Outdoor Performance in Bozeman, Mont.; and Revelyst Precision Sports Technology in San Diego. That consolidation was part of the company’s ongoing GEAR Up transformation initiative in which Revelyst is working to unlock its potential by directing resources to better meet consumer demand, synergizing and prioritizing strength in supply chain and doubling down on the equity and innovation of the company’s industry-leading brands.
The acquisition by SVP will position Revelyst to continue to capitalize on the increasing demand for outdoor activities and gear by leveraging Revelyst’s strong market presence and ability to drive long-term growth and profitability. The strategic partnership is expected to allow Revelyst to unlock new opportunities and propel margin expansion across its integrated international house of brands.
David Geenberg, Head of North American Corporate Investments at SVP, said, “We look forward to working with Eric Nyman and the rest of the team leading this world-class outdoor gear and technology business. For almost a year, we closely followed Revelyst’s progress with this complex transaction. During that time, Revelyst has gained share through a difficult period for consumer spending thanks to the strength of its leadership, its employees, and efforts like GEAR UP. With this investment, we plan to put SVP’s full operating resources and network behind Revelyst to help accelerate the success of this market leader.”
“We are excited to partner with SVP and believe this acquisition is a positive step for Revelyst’s future,” said Revelyst CEO Eric Nyman. “As I reflect on the last year, I am incredibly appreciative of our management team, our employees and our maker community for getting us here. We couldn’t have done this without everyone’s contribution. I believe the best is yet to come for Revelyst and for our customers, suppliers and retail partners. This partnership with SVP is going to make us a stronger company and afford us more opportunities to innovate and deliver top-tier products to outdoor enthusiasts while enhancing our market leadership in the outdoor recreation industry.”
Goldman Sachs & Co. LLC is acting as sole financial adviser to SVP and Paul, Weiss, Rifkind, Wharton & Garrison LLP is providing legal counsel.
About Revelyst
Revelyst, a segment of Vista Outdoor Inc. (NYSE: VSTO), is a collective of world-class maker brands that design and manufacture performance gear and precision technologies. Our category-defining brands leverage meticulous craftsmanship and cross-collaboration to pursue new innovations that redefine what is humanly possible in the outdoors. Portfolio brands include Foresight Sports, Bushnell Golf, Fox, Bell, Giro, CamelBak, Bushnell, Simms Fishing and more. For more information, visit our website at www.revelyst.com.
About SVP
SVP is a global alternative investment firm that focuses on special situations, private equity, opportunistic credit and financing opportunities. The firm uses a combination of sourcing, financial and operational expertise to unlock value in its portfolio companies. Today SVP manages approximately $19 billion in assets under management, and since inception, has invested more than $48 billion of capital, including more than $18 billion in Europe. The firm, established by Victor Khosla in 2001, has over 200 employees, including more than 100 investment professionals, across its main offices in Greenwich (CT) and London, and a presence in Tokyo. Learn more at www.svpglobal.com.
Forward-Looking Statements
Some of the statements made and information contained in this press release, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: Revelyst’s (“Revelyst”, “we”, “us” or “our”) plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Revelyst; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.
Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the previously announced transaction among Vista Outdoor, Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (the “CSG Transaction”) and risks related to the transaction among Vista Outdoor, Revelyst, Olibre LLC and Cabin Ridge, Inc. (the “Revelyst Transaction”) including (i) the failure to receive, on a timely basis or otherwise, the required approval of the CSG Transaction by Vista Outdoor’s stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the CSG Transaction or the Revelyst Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the CSG Transaction or the Revelyst Transaction, including in circumstances which would require Vista Outdoor or Revelyst, as applicable, to pay a termination fee, (v) the effect of the announcement or pendency of the CSG Transaction or the Revelyst Transaction on and Vista Outdoor’s ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (vi) risks related to the CSG Transaction or the Revelyst Transaction diverting management’s attention from our ongoing business operations and (vii) that the CSG Transaction or the Revelyst Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the CSG Transaction or the Revelyst Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all;; impacts from the COVID-19 pandemic on our operations, the operations of our customers and suppliers and general economic conditions; our ability to successfully implement the acquisition component of Revelyst’s strategic leverage strategy, particularly if Revelyst is unable to raise the capital necessary to finance acquisitions; our ability to make the changes necessary to operate as an independent, publicly traded company; supplier capacity constraints, supplier production disruptions, supplier quality issues; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; the impacts of climate change on our supply chain, product costs and consumer behavior; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; impairment related to our goodwill and intangible assets could negatively impact our results of operations and parent company equity; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retailers and distributors, including unexpected cancellations, delays, changes to purchase orders; insolvency or credit problems; our competitive environment; risk associated with retailer or distributor insolvency, credit problems or other financial difficulties; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to expand our e-commerce business; our ability to maintain and enhance brand recognition and reputation; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations and any changes thereto, including the expectations with respect to climate change and other Environmental, Social and Governance matters and the additional cost associated therewith; risks associated with cybersecurity and other industrial and physical security threats; failure to comply with data privacy and security laws and regulations; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the conflict in the Gaza strip, the COVID-19 pandemic or another pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; and risks relating to the market for Revelyst common stock.
You are cautioned not to place undue reliance on any forward-looking statements we make, which are based only on information currently available to us and speak only as of the date hereof. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2024, and in the filings we make with the SEC from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

No Offer or Solicitation
This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the CSG Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.
Additional Information and Where to Find It
These materials may be deemed to be solicitation material in respect of the CSG Transaction. In connection with the CSG Transaction, Revelyst, a subsidiary of Vista Outdoor, filed with the SEC on January 16, 2024 a registration statement on Form S-4 in connection with the proposed issuance of shares of common stock of Revelyst to Vista Outdoor stockholders pursuant to the CSG Transaction, which Form S-4 includes a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE CSG TRANSACTION, THE REVELYST TRANSACTION AND THE PARTIES TO EACH TRANSACTION. The registration statement was declared effective by the SEC on March 22, 2024, and the definitive proxy statement/prospectus was mailed to each Vista Outdoor stockholder entitled to vote at the meeting relating to the approval of the CSG Transaction. Investors and stockholders may obtain the proxy statement/prospectus and any other documents free of charge through the SEC’s website at www.sec.gov.
Participants in Solicitation
Vista Outdoor, Revelyst, CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from our stockholders in respect of the CSG Transaction. Information about our directors and executive officers is set forth in our Form 10-K/A, which was filed with the SEC on July 29, 2024. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the CSG Transaction, which may, in some cases, be different than those of our stockholders generally, is also included in the proxy statement/prospectus relating to the CSG Transaction.
Revelyst Contacts
Investor Contact:
Tyler Lindwall
Phone: 612-704-0147
Email: investor.relations@vistaoutdoor.com
Media Contact:
Eric Smith
Phone: 720-772-0877
Email: media.relations@revelyst.com
SVP Contact
Todd Fogarty
Kekst CNC
Phone: 917-992-1170
Email: todd.fogarty@kekstcnc.com